UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 1, 2014

MURPHY OIL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-8590	71-0361522
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Peach Street
P.O. Box 7000, El Dorado, Arkansas	71731-7000
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 870-862-6411

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 1, 2014, Murphy Oil Corporation (the “Company”) announced the retirement, effective March 1, 2015, of Kevin G. Fitzgerald, Executive Vice President and Chief Financial Officer, of the Company. Upon his retirement, Mr. Fitzgerald will enter into a one-year consultancy agreement with the Company under which he will receive a lump-sum payment of $425,000 on March 1, 2015. The consultancy agreement, while not yet finalized has been agreed in principle and will include standard industry provisions including non-compete and non-solicitation of Company employee restrictions.

John W. Eckart, age 56, currently Senior Vice President and Controller of the Company, will succeed Mr. Fitzgerald as Executive Vice President and Chief Financial Officer upon Mr. Fitzgerald’s retirement. Mr. Eckart’s compensation subsequent to this promotion will include a base salary of $515,000, with a target bonus of 85% under the Company’s 2012 Annual Incentive Plan.

Tom McKinlay, Executive Vice President-U.K. Downstream will be leaving the Company on November 1, 2014 in association with the divestiture of the Company’s U.K. downstream operations. At the time of his separation, Mr. McKinlay will receive a one-time separation payment of $624,900.

Mr. Bill Stobaugh, Executive Vice President, Corporate Planning & Business Development also has announced his retirement from the Company effective March 1, 2015.

A full text of a news release announcing the details of these transactions is attached as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

99.1	A news release dated October 1, 2014 announcing details of these transactions is attached hereto as Exhibit 99.1.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MURPHY OIL CORPORATION

By:	/s/ John W. Eckart
John W. Eckart
Senior Vice President and Controller

Date: October 3, 2014

Exhibit Index

99.1	News release dated October 1, 2014, as issued by Murphy Oil Corporation.